Exhibit 3.23

MC-250253

Certificate of Incorporation

I, D. EVADNE EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Vantage Holdings Malaysia I Co.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 10th day of January Two Thousand Eleven

Given under my hand and Seal at George Town in the

Island of Grand Cayman this 10th day of January

Two Thousand Eleven

/s/ D. Evadne Ebanks

[seal of registrar]

Assistant Registrar of Companies,

Cayman Islands